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EXHIBIT 21

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT

        The following table lists our significant subsidiaries and the respective jurisdictions of their organization or incorporation as of December 30, 2007. All subsidiaries are included in our consolidated financial statements.

Name	State/country of organization or incorporation
MCBC International Holdco, Inc.(1)	Colorado
Molson Coors International General, ULC	Canada
Coors Brewing Company	Colorado
Coors Global Properties, Inc.	Colorado
Coors International Market Development, L.L.L.P.	Colorado
CBC Holdco, Inc.	Colorado
Coors International Holdco, ULC	Canada
Molson Coors International LP	Delaware
Molson Coors Capital Finance ULC	Canada
MC Finance General ULC	Canada
Molson Coors Finance LP	Canada
Molson Coors Callco ULC	Canada
Molson Coors Canada Holdco, ULC	Canada
Molson Coors Canada Inc. (formerly Coors Canada, Inc.)	Canada
Molson Holdco, ULC	Canada
Molson Inc.	Canada
Carling O'Keefe Company	Canada
Molson Canada Company	Canada
Molson Canada (2005)	Canada
Molson UK Holdings LLP	England
Golden Acquisition	England
Coors Holding Ltd.	England
Coors Brewers Limited	England

(1)
On February 1, 2008, MCBC International Holdco, Inc. was merged into CBC Holdco, Inc. in an internal reorganization.

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MOLSON COORS BREWING COMPANY AND SUBSIDIARIES SUBSIDIARIES OF THE REGISTRANT